[Asta Funding, Inc. LOGO]                                           Exhibit 99.3



                                          FOR IMMEDIATE RELEASE
                                          CONTACT:
Mitchell Cohen, CFO                       Stephen D. Axelrod, CFA
ASTA FUNDING, INC.                        WOLFE AXELROD WEINBERGER ASSOC. LLC
(201) 567-5648                            (212) 370-4500; (212) 370-4505 (Fax)
                                          steve@wolfeaxelrod.com


     ASTA FUNDING ANNOUNCES BANK COMMITMENT TO INCREASE ITS CREDIT FACILITY
                       AS PORTFOLIO ACQUISITIONS INCREASE

ENGLEWOOD CLIFFS, NJ, DECEMBER 13, 2005 -- ASTA FUNDING, INC., (NASDAQ: ASFI), a leading consumer receivables asset management and liquidation company, today announced that it has received the necessary commitment to increase its credit facility due to the recent rise in portfolio purchase opportunities. Asta has already participated in these opportunities, but expects to make additional purchases. The credit facility, which is underwritten by a consortium of banks, will increase to $100 million, up from $80 million, with an accordion feature to go to $125 million.

Gary Stern, Chief Executive Officer, said, "since the recent change in the bankruptcy law, which took effect on October 17, 2005, coupled with banks increasing minimum payments on credit cards, we have seen a significant amount of charge-offs in the market. We have already closed on a few large portfolios and have several more in the pipeline that we anticipate buying. As we believe this trend should continue and we want to be ready to act on future portfolios that meet Asta's strict purchasing criteria, we have given ourselves the flexibility to meet these opportunities. We are thankful to our lenders for their continued support and flexibility which has enabled Asta to grow over the last few years."

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Based in Englewood Cliffs, NJ, ASTA FUNDING, INC., is a leading consumer receivable asset management company that specializes in the purchase, management and liquidation of performing and non-performing consumer receivables. For additional information, please visit our website at http://www.astafunding.com.

             Except for historical information contained herein, the matters set forth in this news release are "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995.) Although Asta Funding, Inc. believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Asta Funding, Inc.'s expectations. Factors that could contribute to such differences include those identified in Asta Funding, Inc.'s Form 10-K for the fiscal year ended September 30, 2004, and those described from time to time in Asta Funding, Inc.'s other filings with the Securities and Exchange Commission, news releases and other communications, including that Asta may not be able to purchase consumer receivable portfolios at favorable prices or on sufficiently favorable terms or at all. Asta Funding, Inc.'s reports with the Securities and Exchange Commission are available free of charge through its website at http://www.astafunding.com.